Exhibit 10.10
(English Trasnlation)
Lease Agreement

Lessor: Dalian Yilong Zhongkuang Mechanic Manufacture Co. Ltd.

Place: Wafangdian City Fuzhou Town Yongfeng Village

Legal Representative: Chunmao Zhang

Lessee: Dalian Heavy Mining Equipment Manufacturing Co., Ltd.

Place: Dalian City Hi-tech Industry Zone Gaoneng Street NO. 26

Legal Representative: Lixin Wang

Based on win-win and voluntary principle, Lessor and Lessee have agreed on the below terms and will abide by them.

I. Background of the premises

Lessor will lease a 2,000 square meters factory to lessee, which is located in Wafangdian City Fuzhou Town Yongfeng Village with the qualified right certification No. 023078. The attached facility is a bridge crane 32/5 ton, which can be used by Lessee.

II. Lease term

The lease term is three years, from January 1st, 2010 to January 1st, 2013. The lease agreement will be terminated automatically after the lease term. If Lessee comes up with extension of the lease agreement, Lessee should have the priority right to renew the lease.

III. Premises transfer

a. Lessor has promised Lessee that Lessor will clear the premises and provide them to Lessee on December 31st, 2009.

b. Lessee cannot make any decorations or structure changes to the premise without getting the written permission from Lessor. If Lessor gives the permission in writing, any charges for decorations, structure changes or workforce should be paid by Lessee.

VI. Rental

a. The rent fee is 360,000 RMB for a whole year, paid by semiannually.

b. After Lessor and Lessee sign this lease agreement, Lessee should pay deposit of 360,000 RMB. After Lessee begins to use the premises, the deposit automatically becomes the rental payment for first year. Each successive installment will be paid on December 15th each year.

c. Lessor will issue a written receipt after receiving the payment. Any taxes should be paid by Lessee.

V. Occupations of the premises

The premises can only be used for operating manufacture. The Lessee cannot use the premises for other purposes by changing the premises. Lessee cannot deal with any illegal and anti-rules operations.

VI. Obligations of Lessee

a. Lessee should act in accordance with all the laws, policies and regulations operate legally and make use of the premises properly.

b. When the lease agreement expires, Lessee should maintain and keep the premises and their furniture, facilities in good tenantable condition except that the damages are caused by unpredictable factors, such as natural damage.

c. Lessee will bear the cost of devices, facilities repair and detecting fees during the lease term.

d. Lessee will bear the cost of utilities such as water electricity and door and windows maintenance during the lease term.

VII. Obligations of Lessor

a. Lessee can use the premises under the condition of abiding by the lease agreement. Lessor should promise the ordinary use without any disturbance. Also, Lessor should guarantee the lease right of the premises.

b. Lessor should put everything in position, such as electricity, bridge crane, even floor and so on before December 31st, 2009 to guarantee the operation activities of Lessee.

c. The floor in the yard has been built well and the door of premises has been installed.

d. Maintain the Lessee’s requirements of water and electricity.

e. Lessor should provider Lessee with detecting report about the premises (project quality, environment testing, fire protection and land rights).

f. Lessor should not affect lessee because of subletting, collateral or debts during the lease.

g. The repair fees of rooms are paid by Lessor during the lease agreement.

VIII. Breach of the agreement

a. Breach by Lessor

1. Both parties should terminate the lease agreement because of city regulation or governmental activities, which may lead to pull down the premises. Lessor will get paid by actual days of uses by Lessee and get non compensation from Lessee. But the compensation given by government or businessperson to the users of the premises should give to Lessee.

2. If Lessor breach the lease agreement without any reasons and get back the premises or violate any terms in the lease agreement, Lessor should pay 50% of rent to Lessee as a penalty. If the compensation is still lower than Lessee’s loss, Lessor should add up the compensation to the total loss of Lessee.

3. If the premises are delayed, Lessor should pay 5‰ of annual rent per day delay as a penalty. If the premises are delayed over 30 days, it can be considered as breach of agreement. Lessor should compensate 20% of total rent to Lessee.

b. Breach by Lessee

1. Lessor has the right to terminate the lease agreement and take back the premises and Lessee should pay 50% of rent as penalty if Lessee has one of following activities. If the compensation is still lower than Lessor’s loss, Lessee should add up the compensation to the total loss of Lessor.

(1) Lessee sublets or lent the premises to any third party without prior written consent of Lessor;

(2) Lessee pulls down or changes the structure of premises or damages the premises without prior written consent of Lessor;

(3) Lessee changes the purpose of the premises or act illegal activities;

2. During the lease term, if the fees supposed to be paid by Lessee are delayed, Lessee should pay 1‰ of the fees to Lessor as a penalty per day.

3. If Lessee violate the lease agreement and terminate the lease before lease term, Lessee should pay 50% of rent to Lessor as a penalty. If the compensation is still lower than Lessor’s loss, Lessee should add up the compensation to the total loss of Lessor.

XI. Both parties will solve the disputes arising from execution of the contract or in connection with the contract through friendly consultation. In case the agreement cannot be reached， any party may summit the dispute to the court that has the jurisdiction over the matter.

XII. This lease agreement will be in effect after both parties sign and seal. There are 4 originals of this lease agreement. Each party will hold 2 original.

Lessor: Dalian Yilong Zhongkuang Mechanic Manufacture Co. Ltd.

Representative: /s/ Chunmao Zhang     (seal)

Phone Number:

Date:  November 20th, 2009

Lessee: Dalian Heavy Mining Equipment Manufacturing Co., Ltd.

Representative: /s/ Lixin Wang    (seal)

Phone Number:

Date: November 20th, 2009